Exhibit 99

News Release

Ecolab Inc.
370 Wabasha Street North
St. Paul, Minnesota 55102

www.ecolab.com

ECOLAB ANNOUNCES RESIGNATION

ST. PAUL, Minn. — April 19, 2012 — Ecolab announced that J. Erik Fyrwald, president of Ecolab, will leave the company to become the chief executive officer of Univar, a leading global distributor of commodity and specialty chemicals. Fyrwald joined Ecolab as part of the Nalco merger, which closed December 1, 2011, having served as the chairman and chief executive officer of Nalco since 2008.

Douglas M. Baker, Jr., Ecolab’s Chairman and Chief Executive Officer, commented, saying, “While Erik’s departure was not unexpected, I will truly miss partnering with him. He is a first-class individual and executive, and the progress we’ve made in bringing our two companies together is clearly a reflection of his outstanding leadership and support.  By bringing Nalco and Ecolab together, we’ve created the global leader in water, hygiene and energy services.  Erik has been a strong and consistent partner throughout our negotiation, merger and integration, always operating in the best interests of his company, shareholders and employees.  Erik made significant contributions during his tenure to see this merger through and we are grateful for his service.  We thank Erik for his partnership and friendship, and wish him well in this next opportunity.”

Fyrwald stated, “I have truly enjoyed my association with Doug and the rest of the Ecolab team.  The combined company is stronger than either company was before the merger, with better growth prospects and an outstanding management team.  I am confident in their ability to achieve superior growth and success in the years ahead.  Further, our legacy Nalco businesses are in strong hands, led by excellent managers in whom I have the greatest confidence and expect will continue to aggressively grow and develop their businesses.  It is difficult to leave this terrific company, as well as my many Nalco associates, but I look forward to this next phase of my career with excitement.”

-more-

About Ecolab

With 2011 pro forma sales of $11 billion and more than 40,000 employees, Ecolab Inc. (NYSE: ECL) is the global leader in water, hygiene and energy technologies and services that provide and protect clean water, safe food, abundant energy and healthy environments. Nalco, an Ecolab company, specializes in industrial water, energy and air applications, helping customers reduce natural resource consumption, enhance air quality, minimize environmental releases and improve productivity. Ecolab delivers comprehensive programs and services to the food, energy, healthcare, industrial and hospitality markets in more than 160 countries.

For more news and information, visit www.ecolab.com.

###

Contact:

Michael Monahan

651.293.2809

(ECL-C)

April 19, 2012